CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Preliminary Offering Circular constituting a part of this Offering Statement on Form 1-A (Amendment No. 3) of our report dated October 10, 2018, except for note 7, as to which the date is January 29, 2019 with respect to the audited financial statements of NeoVolta Inc. for the period from March 5, 2018 (inception) to June 30, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Offering Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 22, 2019